Exhibit 99.5
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[GMAC Mortgage logo]

March 10, 2005

COUNTRYWIDE
MASTER SERVICING
MSN:  SV-44M
400 COUNTRYWIDE WAY
SIMI VALLEY, CA  93065


Re:   Annual Officers Statement of Compliance
      Year Ending 2004
      GMACM Investor Agreement # 41192


We hereby certify to the best of our knowledge and belief, that for the calendar year 2004:

1. A review of the activities of the Seller / Servicer and of performance according to the Seller / Servicer contract has been made with the undersigned Officer's knowledge.
2. To the best of the undersigned Officer's knowledge, and based on such review, the Seller / Servicer has fulfilled all its obligations under the Guides for such year.
3. If applicable, GMACM has filed the information returns with respect to the receipt of mortgage interest pursuant to Sections 6050H, 6050J and 6050P of the Code, received in a trade or business, reports of foreclosures and abandonment's of any Mortgaged Property and the information returns relating to cancellation of indebtedness income with respect to any Mortgaged Property.
4. All hazard, flood, FHA mortgage insurance and primary mortgage insurance premiums, taxes, ground rents, assessments and other lienable items have been paid in connection with the mortgaged properties.
5. All property inspections have been completed as required.
6. Compliance relative to Adjustable Rate Mortgages has been met.
7. Fidelity Bond and Errors and Omissions Insurance coverage is current, in full force and effect.

Servicer:   GMAC Mortgage Corporation
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By:         /s/ Michael Kacergis
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Name:       Michael Kacergis
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Title:      Manager, Contract Administration
National Loan Administration Risk and Compliance
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500 Enterprise Road
Suite 150
Horsham, PA 19044



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